Exhibit 10.1


                                 APPENDIX III

             TEXT OF TELEX CHILE S.A's LEGAL PREVENTIVE AGREEMENT

1.   ON THE COMPANY TELEX

     1.1 Legal Incorporation The proponent company was incorporated through public document dated January 30, 1982, granted at the Notary of Santiago of Mr. Raul Ivan Perry Pefaur. The abstract was recorded at the Santiago Trade Registry on pages 2,305 No. 1,267, 1982. Said corporate agreement was granted to execute and meet the regulations for the incorporation of the telegraphic company initially denominated "TELEX-CHILE Comunicaciones Telegraficas S.A.", contained in D.F.L. No. 10 dated December 24, 1981, of the Transportation and Telecommunications Ministry, published in the Official Gazette on January 30, 1982. From the date of the incorporation of the proponent company and up to August 10, 1982, the corporate by-laws experienced different reforms, all of which are contained in the adapted text thereof, drawn into a public document on that date at the Notary of Santiago of Mr. Rene Benavente Cash, the abstract of which was recorded on page 25,921 No. 14,356 of the Trade Registry of the same year. Subsequently, new reforms were introduced into TELEX corporate by-laws, related to the following matters: (a) Granting of the nature of asset or essential investment to the shares of its affiliate Chilesat S.A., establishing in the fourth transitory article thereof that the Special Shareholders' Meeting, by a quorum of no less than 90% of the voting shares issued, would be the corporate instance entitled to agree at any title and, totally or partially, the disposal of, incorporation of real or personal rights and, in general, any lien on those shares. It is noted that this statutory modification was adopted at the Special Shareholders' Meeting held on November 23, 1992, the minutes of which were drawn up in a public document on the 30th day of the same month and year at the Notary of Santiago of Mr. Rene Benavente Cash, the abstract of which was recorded on page 35,580 No. 22,339 of the Trade Registry of the same year, (b) Increasing the capital stock to Ch$ 62,500,000,000.-, divided into 121,000,000.- shares of one series, without par value, evidencing the intention of the Board of Directors of placing in the international market - through the mechanism of American Depositary Receipts (ADR's) - the portion of the capital increase that was not subscribed by the shareholders. This statutory modification was agreed at the Special Shareholders' Meeting held on April 21, 1994, the minutes of which were drawn into a public document on that same date at the Notary of Santiago of Mr. Alvaro Bianchi Rosas, and its abstract was recorded on page 8,338 No. 6,884 of the Trade Registry of the same year, (c) Establishing a new arbitration clause, which modifies article thirty eighth of the corporate by-laws, based on certain doubts of the US Securities and Exchange Commission or "SEC" with respect to the previous text, during the registration period of the issue of TELEX ADR's with said organization. It is noted that this statutory modification was adopted at the Special Shareholders' Meeting held on August 19, 1994, the minutes of which were draw into a public document on that same date at the Notary of Santiago of Mrs. Maria Soledad Torres Fernandez, and an abstract was recorded on pages 18,224 No. 14,948 of the Trade Registry of the same year, (d) Organizing the Board of Directors, by increasing the number of members from 7 to 9, establishing that the incorporation quorum for the meetings would be of 6 members, for which purpose articles seven and nine of the corporate by-laws were modified. This reform was agreed at the Special Shareholders' Meeting dated September 15, 1995, the minutes of which were drawn into public document dated September 27 of the same year and an abstract was recorded on page 24,760 No. 20,009 of the Trade Registry

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of the same year, (e) The statutory modification agreed at the Special
Shareholders' Meeting of Telex-Chile held on July 9, 1999, the minutes of which were recorded on public document on that same date at the Notary of Santiago of Mr. Rene Benavente Cash, with the abstract recorded on pages 16242 No. 12926 at the Trade Registry of Santiago of the year 1999 and whose modification was published in the Official Gazette dated July 16, 1999. By virtue of said modification, the Company's capital stock was increased from Ch$ 63,447,357,245.-, divided into 227,926,973 registered shares, through the creation of two series of shares, 116,242,756 Series A shares and 111,684,217 Series B shares, all of them completely subscribed and paid to this date. Series A shares have the consistent preference in the right of choosing 5 of the 9 directors that make up the Company's Board of Directors, and have a limited right to the distribution of profits, with 25.5% thereof. Series B shares choose 4 of the 9 directors of the company and have the consistent preference in the right to 74.5% of the profits. The series of shares and their respective preferences expire on July 9, 2002. In relation to the above, and in order to make the necessary adjustments to the corporate by-laws, at the same meeting it was approved to modify articles fifth, seventh, ninth, twenty-seventh, twenty-eighth, thirty-second and thirty- third of the corporate by-laws and new transitory articles first, second, and fifth thereof, where the first two replace the previous first and second transitory articles. At the meeting it was also approved to modify article fourth of the corporate by-laws, broadening its corporate object, which shall cease to be "to provide any kind of services and carry out any kind of businesses in the telecommunications area, whether by itself or through third parties and the purchase and sale and, in general, the purchase and disposal of shares, bonds, debentures, commercial instruments and any type of credit or investment titles", (f) Finally, the statutory modification agreed at the Special Shareholders' Meeting held on August 31, 2001, through which it was agreed to revoke Transitory Article Fourth of the Corporate By-laws, which establishes that "without detriment to its relevant legal and statutory powers, the Special Shareholders' Meeting, with a quorum of not less than 90% of the voting shares issued, shall be the corporate instance to agree at any title, and totally or partially, the disposal, establishment of real or personal rights and, in general, of any lien of the shares of its affiliate Chilesat S.A. which, given its importance, has been declared by the Special Shareholders' Meeting as an essential asset or investment, in accordance with its investment and financing policy." At said meeting it was also agreed to declare that the assets corresponding to the shares of Chilesat S.A., given their magnitude, shall require for their disposal of the agreements to be adopted at the Special General Shareholders' Meeting in accordance with article 67, second paragraph, number nine of law 18,046. The minutes of the relevant meeting were drawn into a public document on October 5, 2001 at the Notary of Santiago of Mr. Patricio Raby Benavente, and its abstract was recorded on pages 26199 number 21314 at the Trade Registry of Santiago, corresponding to year 2001, and published in the Official Gazette of October 19, 2001.

     1.2 Administration. The company's administration falls on a Board of Directors currently made up of 9 members, chaired by Mr. Jorge Awad Mehech, and by directors Mr. Fernando Aguero Garces, Mr. Luis Vidal Hamilton-Toovey, Mr. Patricio Claro Grez, Mr. Guillermo Morales Errazuriz, Mr. Pedro Lizana Greve, Mr. Juan Eduardo Ibanez Walker, Mr. Jose Miguel Valdes Lira, and Mr. Heriberto Urzua Sanchez.

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2.   ON THE CREDITORS

     2.1 Definition of the Creditors. For the purposes of this agreement, the creditors are the natural, juridical, Chilean or foreign persons who have direct or indirect credits against Telex. For the purposes of clarifying this agreement, the creditors are divided as follows:


     (a) Financial Creditors. Those whose credits originate from one or more financial operations, whether commercial or investment banks, or national or foreign financial institutions, investment companies or their assignees, or from personal guarantees granted by Telex, and that are specified in the list attached to number 7 of the First Petition of the brief recorded on page 1 of these proceedings (hereinafter, all of them "Financial Creditors of Telex"). The credits of the Financial Creditors of Telex are hereinafter denominated "Financial Credits".

     (b) Suppliers. Those whose credits consist of the balance of the price of purchase-sale agreements of assets, rental or leasing with purchase option, commissions or remunerations for rendering services, and any other creditor that does not have the nature of a financial creditor.

     2.2  Creditors affected and committed by this agreement:

          2.2.1 Any common creditors without any exclusions, whether they attend or not the Creditors' Meeting where this preventive legal agreement is settled, whether they vote in favor or against the approval thereof, whether they are included or not in the credit list attached to a petition of the brief recorded on page 1 of these proceedings, with the right to vote, specifying the name of the creditor, the amount of its credit, the nature of the obligation and the total amount of the credits. Said list shall be timely updated and the creditors that have been paid as a consequence of the normal development of the commercial operations - including those who have acquired credits during said period - shall be excluded.

          2.2.2 Preferential, mortgage, pledge, antichretic creditors, and those who are entitled to the legal right of retention and who vote it, whichever the amount, in accordance with the provisions in article 181 of the Bankruptcy Law.

          2.2.3  PREFERENTIAL CREDITORS: In accordance with the provisions of article 191 in relation to article 180, both of Law No. 18,175 on Bankruptcy, once this Agreement is approved it does not commit the preferential, mortgage, pledge creditors or those who have the legal right of retention, provided that they have not participated in the Agreement by exerting their vote and if they have done it, only for the amount to which they have not waived their privileges or guarantees. Therefore, the debtor shall continue meeting all the obligations towards them in the form, terms and conditions duly set forth with respect to each credit and, in the event of non-fulfillment, said creditors may exert the guarantees that ensure their relevant credits according to the law, until they obtain their total or partial payment, so that in the balance not covered by the guarantee they shall be - in their nature as common creditors - fully governed by the Agreement.

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3.  OBJECT OF THE AGREEMENT

The Agreement proposed to Telex creditors has the main purpose of maintaining the company's line of business and thus overcoming its current state of insolvency, which prevents it from developing its activities normally. Thus, the agreement aims at extending the maturity of the credits of the Financial Creditors against Telex for a term of 120 running days counted from the date on which these agreement proposals are favorably voted at the Creditors' meeting summoned to decide on them.

     3.1 CREDIT EXTENSION FOR 120 RUNNING DAYS. Telex creditors are offered to agree on an extension of the maturity of the credits of the Financial
Creditors of Telex for the term of 120 running days counted from the date on which these proposals of the agreement are favorably voted. During said
120-day term, the Financial Credits shall continue fully valid and shall be subjected to the relevant conditions of non-moratory agreed interest and/or adjustments. It is expressly evidenced that this extension under no circumstance implies the novation of said credits.

Suppliers' credits and leasing agreements shall continue being paid under the currently valid terms and, additionally, letter B shall not be applied thereto ("Extension and Form of Payment of Non Capitalized Credits").

Within the aforementioned 120 running days, the Financial Creditors of Telex who freely and voluntarily thus decide it, shall be entitled to capitalize their credits under the terms indicated below:


     A.  CREDIT CAPITALIZATION AGAINST TELEX

     A.1)  Increase in capital and credit capitalization
           ---------------------------------------------

Telex Creditors have proposed to capitalize their relevant Financial Credits in said company, according to the amount of the credits in capital, adjustments and interest, accumulated to the date of the capitalization thereof. Abstaining from capitalizing the Financial Credits in the way and term proposed and for the minimum amounts specified below means, at the end of the 120-day term already mentioned, a rejection of this specific capitalization proposal, and the obligations that had been extended in accordance with previous clause 3.1 shall be immediately due.

The capitalization of Financial Credits proposed shall be for an amount of credits that reach, in capital and interest, a sum equal to or exceeding the representative credits of at least 70% of said Financial Credits, on one hand, plus the liabilities or direct debts of the affiliate Chilesat S.A. that have been assumed by Telex, through novation by change of debtor, as specified in
A.3 of these proposals which, in turn, shall amount to at least 85% of all liabilities and direct financial debts of Chilesat S.A. with all its Financial Creditors, as this term is defined in letter (a) number 2.1 of the modifications to the proposals of the Chilesat S.A.'s legal preventive agreement handled in this same court, in the process whose Role number is mentioned below (the "Financial Creditors of Chilesat") at the sole exception of its indirect creditors, which shall not be considered for the purposes of estimating the aforementioned 85%. For these purposes, the

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direct credits recognized for said Financial Creditors of Chilesat in the
"Creditors' List" submitted by the Trustee of Chilesat Mr. Jose Manuel E. on November 19, 2001, in the proceedings on the "Legal Preventive Agreement" of Chilesat S.A., cause Role No. 4633-2001 of this same Twenty Eighth Civil Court of Santiago and which is considered integrally reproduced in this part, are also considered. All financial current credits of the Financial Creditors of Chilesat against Chilesat, estimated as expressed above, are hereinafter called the "Financial Credits of Chilesat".

The Financial Credits, including the Financial Credits of Chilesat that are the object of novation, may be capitalized within the term of 120 running days counted from the date on which these proposals are agreed at the Creditors' Meeting.

If within said term, credits are capitalized for an amount equal to or exceeding the representative credits of at least 70% of the total amount of the Financial Credits, plus at least 85% of the Financial Credits of Chilesat assumed by Telex by virtue of said novation and due to a change in debtor, any credits not capitalized during the term of 120 running days specified above, shall be extended and paid, as indicated in letter B) of these proposals.

If within the 120-day term mentioned above, the creditors who freely decide it, do not capitalize the Financial Credits in capital and interest, for an amount equal to or exceeding the representative credits of at least 70% of the total of same, plus at least 85% of the Financial Credits of Chilesat S.A. which are assumed by Telex by virtue of said novation due to the change of debtor, said agreement proposals shall stop being in force, and the obligations extended in accordance with clause 3.1 above shall be immediately due and demandable, except if this agreement is modified in accordance with the provisions in following clause 9.

For the purposes of carrying out the credit capitalization, the Board of Directors of Telex shall summon a Special Shareholders' Meeting, which shall be held within the term of 30 working days counted from the date on which this agreement is favorably voted, to subject to the consideration of said meeting an increase in capital of at least Ch$ 248,498,772,823. The number of shares issued for each series of shares which the capital of the debtor is divided into, respecting the proportion between them and their placement value, shall be established at said Special Shareholders' Meeting.

If the Board of Directors does not summon said special shareholders' meeting, or if the meeting is not held within the term established, this agreement shall be resolved and the debtor shall be declared bankrupt.

The minutes of said Special Shareholders' Meeting shall have been duly signed within the term of 10 days after said shareholders' meeting has been held, and shall have been drawn into a public document and its abstract shall have been recorded and published in the Santiago Trade Registry and in the Official Gazette, according to the law, within the term of 30 running days after the Shareholders' Meeting was held.

The aforementioned Special Shareholders' Meeting of Telex shall agree that the shares issued with charge to said capital increase, may be paid in cash at the moment of the subscription or through credit capitalization, at the option of whoever subscribes and pays said shares. The

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credits may be direct or indirect against Telex and shall be valued at their par value including adjustments and interests accumulated as of the date of the capitalization. The meeting shall empower the Board of Directors to request the registration of this share issue in the Securities Registry of the Securities and Insurance Commission and, after the issue has been registered in said Commission, to offer said shares in one or many occasions, as set forth by the Board of Directors within the abovementioned 120 running days.

The issue of the payment shares with charge to said capital increase shall be approved by the Securities and Insurance Commission and registered at the Securities Registry of said Commission within the term of 45 running days counted from the date on which the capital increase is legalized, that is, the minutes of the shareholder meeting have been signed, drawn into a public document and the abstract thereof has been registered and published in the Santiago Trade Registry and in the Official Gazette, respectively.

The shares issued with charge to the capital increase indicated herein, shall be exclusively subscribed and paid by the shareholders and/or assignees of the preferential option or shall be subscribed and paid by the Financial Creditors through the capitalization of credits preceding the issue and held by said Financial Creditors or their assignees, against the Company, all of this in accordance with the provisions in numbers 4 and 5 of Section III of General Regulation No. 30 of the Securities and Insurance Commission.

     A.2)  Novation of Credits against Chilesat S.A.
           ------------------------------------------

The debtor and creditors of Telex Chile are proposed to agree that the Financial Creditors of Chilesat S.A. (hereinafter "Chilesat"), who freely and voluntarily thus decide it, be permitted to carry out a novation due to the change of debtor of their direct financial credits against Chilesat, whether totally or partially, so that the new debtor of said credits will be Telex, as shall be proposed in the preventive legal agreement of Chilesat. Abstaining from carrying out the proposed novation implies a rejection to this specific novation.

The financial credits against Chilesat that are substituted, shall maintain their own conditions and terms, as well as their guarantees, all of which shall not be affected by the novation due to change of debtor. Once this novation is performed, the new obligation against Telex shall be fully governed by the legal preventive agreement of the latter, thus, said credits may also be capitalized in Telex under the aforementioned terms. The novation due to change of debtor shall not be gratuitous, therefore, as a consequence thereof, Telex shall be a creditor of Chilesat for an amount equal to the amount in capital and interest of the novated credit.

This credit of Telex against Chilesat, originated in the novation due to change of debtor, shall be compensated in an equal amount to the credits that Chilesat has against Telex, and the unpaid balance through compensation shall be capitalized in Chilesat within the term of 270 running days counted from the novation due to change of debtor. For these purposes, the shareholders of Chilesat at a Special Shareholders' Meeting and subject to the fact that the Agreement of Chilesat has been fulfilled, shall agree on a capital increase for an amount that will make said capitalization possible.


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The novation due to change of debtor, in the event it is agreed in the
Creditors' Meeting of Chilesat, and for those creditors who freely decide to exert it, may be carried out only after the preventive legal agreements of Telex and Chilesat have been legally approved by executed resolution, and within the 120-day term mentioned above.

     B.  EXTENSION AND FORM OF PAYMENT OF NON CAPITALIZED CREDITS.
         --------------------------------------------------------

If within the 120-day term mentioned above, the Financial Credit capitalization previously mentioned in this agreement is carried out, plus the direct financial credits originally existing against Chilesat that were the object of novation due to change of debtor, for an amount equal to or exceeding the representative credits of at least 85% of the total of the Financial Credits of Chilesat, as expressed before, non capitalized Financial Credits, including the financial credits of Chilesat that became liabilities of Telex as a result of the novation due to the change of debtor mentioned above, shall be extended for a term of 15 years and paid in one installment at the end of said period, provided that said capitalization has been materialized within the aforesaid term of 120 running days, which shall be credited through instruments that specify the aforementioned capitalization and a certificate issued by the audit firm Ernst & Young, external auditors of the debtor, or by another firm of external auditors of recognized international prestige.

During said term, the amount of those financial credits, both in capital and interest, shall not be subject to any adjustment whatsoever, and shall accrue no interest, commissions or surcharge of any type. During said term, the financial credits thus extended shall not be demandable against the debtor or against its bailors, sponsors, joint debtors - whether simple or solidary - or against any guarantor, and no other real or personal guarantees that might be backing those credits may be executed, and under no circumstance shall they be the object of acceleration.

4.  EXPENSES

The expenses incurred as a consequence of the approval, execution and fulfillment of this agreement shall be of the exclusive charge of Telex.


5.  INTERVENTION OF THE TRUSTEE

The Trustee mentioned in articles 176 and 199 of the Bankruptcy Law shall not participate in this Agreement, therefore, Telex shall not be subject to said intervention.

6.  DELIBERATION

In accordance with what has been said in the previous paragraphs, the debtor and the creditors of Telex should express their opinion on these proposals that modify the legal preventive agreement submitted by the debtor. If the creditors of Telex and the debtor do not accept this modification and the proposals of the agreement submitted by the latter, the judge should declare the bankruptcy of the debtor.

7.  VALIDITY

The agreement shall be valid from the moment the legal resolution that approves it is executed.

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In the event that the Agreement is not legally approved by a firm and executed resolution, due to any reason, within the term of 30 running days counted from the date of the Creditors' Meeting in which it is agreed, the agreements adopted shall not be effective and the agreement shall be resolved. In this case, the debtor's bankruptcy, whether by an official document of the court or at the petition of the own debtor or any creditor, shall be immediately declared.

Likewise, if within the same term of 30 running days mentioned in the previous paragraph, the aforementioned Legal Preventive Agreement of Chilesat presented in this same court by firm and executed resolution has not been legally approved, the agreements adopted shall not be valid and the agreement shall be resolved. In this case, the bankruptcy of the debtor, whether by an official document of the court or at the petition of the own debtor or any creditor, shall be immediately declared.

8.  LEGAL DOMICILE

For the purpose of this agreement, the parties establish their domicile in the city of Santiago.

9.  MODIFICATION OF THIS AGREEMENT

At the proposal of the debtor of any creditor, this Agreement may be modified, totally or partially, during its effective term. The modification shall be considered accepted when it has the consent of the debtor and meets the favorable votes of two thirds of the creditors governed by the Agreement, that represent three fourths of the total liabilities, excluding only those creditors specified in article 180 of Law No. 18,175. For these purposes, after the proposal for modification is submitted to the Court that approved the Agreement, this Court shall set forth: a) that the trustee designated, inform the Court on the proposals of modification within the term of fifteen days; b) that the creditors hold a meeting that may not take place before thirty days have elapsed, to decide on the proposals of the modification; and
c) that the resolution that falls on the submission to the Trustee be notified to the creditors through notice published in the Official Gazette. The same creditors who had the right to vote at the meeting that settled the Agreement that is to be modified, shall have the right to vote, without detriment that in the case the credit has been assigned, the right to vote shall fall on the relevant assignee. As regards everything else, the same rules that regulate the agreement and the approval of the Legal Preventive Agreement shall govern, as set forth in Law No. 18,175.

10.  ARBITRATION

Any doubt or difficulty related to the interpretation, fulfillment, execution, validity or opposability of this Agreement, including the decision on the validity of the arbitration clause or on the own arbitral competence, which arises among two or more creditors or between any one of them and Telex, shall be solved each time by an arbitrator or referee, who shall act and decide without form of judgment, consciously, and the parties hereby waive all the resorts that might proceed against its resolutions.

For the exercise of the position, the parties first designate Mr. Raul Varela Morgan, and if he rejects the position, due to negative or impossibility or even due to a supervening cause arising during the exercise of the position, they designate Mr. Enrique Barros Bourie in the second place and if he rejects the position, due to negative or impossibility or even due to a supervening cause arising

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during the exercise of the position, they designate Mr. Sergio Urrejola
Monckeberg in the third place.

If the aforementioned arbitrators are not available, the parties in conflict shall designate the alternate arbitrator by mutual agreement. In the event no agreement is reached, he will be appointed by the Judge who is sitting at the Civil Courts of Santiago. In this case the appointment shall fall on a lawyer who, at the date he accepts the position, is performing or has performed as professor of the Civil Law or Commercial Law departments of the Law Faculties of the Universidad de Chile or Universidad Catolica, with seat in Santiago.

Notwithstanding the above, any of the creditors may, at its option, resort to the ordinary courts of justice for them to resolve on the same matters which, as expressed above, may be subjected to arbitration.